EXHIBIT 99.3

COMPENSATION COMMITTEE CHARTER
of the Compensation Committee
of INFORMATION SERVICES GROUP, INC.

This Compensation Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Information Services Group, Inc. (the “Company”) by unanimous written consent on December [      ], 2006.

I.              Purpose

The purpose of the Compensation Committee (the “Committee”) is to assist the Board with its oversight responsibilities regarding: (i) to discharge the Board’s responsibilities relating to compensation of the Company’s executives, including by designing (in consultation with management and the Board, as appropriate), recommending to the Board for approval and evaluating the compensation plans, policies and programs of the Company and (ii) to produce or review any annual report or disclosures with respect to executive compensation required to be included in the Company’s proxy materials in accordance with applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The Committee shall attempt to establish compensation programs that are designed to encourage high performance and accountability and promote the alignment of employee interests with the interests of the Company’s stockholders.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws.  The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion.

II.            Membership

The Committee shall be comprised of two or more directors, as determined by the Board, each of whom (1) satisfies the independence requirements of the American Stock Exchange rules, (2) is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act), and (3) is an “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating Committee.  Committee members may be removed from the Committee, with or without cause, by the Board.

III.           Meetings and Procedures

The Chairman (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings.  The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s certificate of incorporation or bylaws that are applicable to the Committee.

The Committee shall meet on a regularly scheduled basis at least two times per year and more frequently as the Committee deems necessary or desirable.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote.  The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate.  Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including but not limited to, any non-management director that is not a member of the Committee.

The Committee shall have the sole authority, as it deems appropriate, to retain and/or replace, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the Committee believes to be necessary, desirable or appropriate.  The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company.  The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such persons retained by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Chairman shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.           Duties and Responsibilities

1.             The Committee shall, at least once each calendar year, review the compensation philosophy of the Company.

2.             The Committee shall have sole authority to determine the Chief Executive Officer’s compensation.  The Committee shall, at least once each calendar year, review and approve corporate goals and objectives relating to the compensation of the Chief Executive Officer and shall, with input from the Chief Executive Officer, annually establish the performance criteria (including both long-term and short-term goals) to be considered in light of those goals and objectives in connection with the Chief Executive Officer’s next annual performance evaluation.  At the end of each year, the Chief Executive Officer shall make a presentation or furnish a written report to the Committee indicating his or her progress against such established performance criteria.  Thereafter, with the Chief Executive Officer absent, the Committee shall meet to review the Chief Executive Officer’s performance, determine and approve the compensation of the Chief Executive Officer based on such evaluation and report thereon to the Board.  The results of the review and evaluation shall be communicated to the Chief Executive Officer by the Chairman of the Board of Directors (as defined in the Company’s Corporate Governance Guidelines) and the Chair of the Committee.

3.             The Committee shall make recommendations to the Board with respect to non-CEO compensation and shall, at least once each calendar year, review and approve all compensation for executive officers (as such term is defined in Rule 16a-1 promulgated under the Exchange Act), directors and other employees of the Company or its subsidiaries with a base salary greater than or equal to $250,000.  In addition, the Committee shall review and approve all officers’ employment agreements and severance arrangements including all change of control provisions.

4.             With the input of the Chief Executive Officer, the Committee shall, at least once each calendar year, review the performance of principal senior executives.

5.             The Committee shall, at least once each calendar year, receive and review a report from the Company’s management regarding the status of the Company’s non-employee director compensation in relation to other U.S. companies of comparable size and the Company’s competitors.  Such report will include consideration of both direct and indirect forms of compensation to the Company’s directors.  The Company shall then recommend any changes in director compensation to the Chairman of the Board, which changes will be approved or disapproved by the entire Board after a full discussion.  Any charitable contributions by the Company in amounts greater than $10,000 per year to organizations with which a director is affiliated require the prior approval of the Board of Directors.

6.             The Committee shall manage and periodically review all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans (e.g., 401(k), employee stock purchase plan, etc.) and with respect to each plan shall have responsibility for:

(i)            general administration as provided in each such plan;

(ii)           setting performance targets under all annual bonus and long-term incentive compensation plans as appropriate and committing to writing any and all performance targets for all executive officers who may be “covered employees” under Section 162(m) of the Code within the first 90 days of the performance period to which such target relates or, if shorter, within the period provided by Section 162(m) of the Code in order for such target to be “pre-established” within the meaning of Section 162(m);

(iii)          certifying that any and all performance targets used for any performance-based equity compensation plans have been met before payment of any executive bonus or compensation or exercise of any executive award granted under any such plan(s);

(iv)          approving all amendments to, and terminations of, all compensation plans and any awards under such plans;

(v)           granting any awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers or current employees with the potential to become the CEO or a “covered employee” under Section 162(m) of the Code, including stock options and other equity rights (e.g., restricted stock, stock purchase rights);

(vi)          approving which executive officers are entitled to awards under the Company’s stock option or other equity compensation plan(s); and

(vii)         repurchasing securities from terminated employees.

All plan reviews should include reviewing the plan’s administrative costs, reviewing current plan features relative to any proposed new features, and assessing the performance of the plan’s internal and external administrators if any duties have been delegated.

7.             The Committee shall establish and periodically review policies concerning any perquisite and similar benefits.

8.             The Committee shall periodically review the need for a Company policy regarding compensation paid to the Company’s executive officers in excess of limits deductible under Section 162(m) of the Code.

9.             The Committee shall review and approve executive officer and director indemnification and insurance matters.

10.           To the extent required by the applicable rules and regulations of the SEC, the Committee shall (a) prepare and approve the Compensation Committee report required to be included as part of the Company’s annual proxy statement, or (b) prepare, review or approve any other disclosures with respect to executive compensation required to be included as part of the Company’s annual proxy statement.

11.           The Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide any written material with respect to such evaluation to the Board, including any recommendations for changes in procedures or policies governing the Committee.  The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

12.           The Committee shall review and reassess this Charter at least once each calendar year and submit any recommended changes to the Board for its consideration.

V.            Delegation of Duties

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, to the extent consistent with the Company’s certificate of incorporation, bylaws, Corporate Governance Guidelines and applicable law and rules of markets in which the Company’s securities then trade, except that it shall not delegate its responsibilities set forth in paragraphs 3 and 5 of Section IV above or for any matters that involve executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “outside directors.”

VI.           Disclosure of Charter

This Charter shall be made available on the Company’s website at www.informationsg.com and to any stockholder who otherwise requests a copy.  The Company’s Annual Report to Stockholders shall state the foregoing.